* ABS NEW ISSUE * $1.3BN HONDA 2006-1** PRICED **

BOOKS: BARCLAYS/CITI  CO'S: ABN, BOA, CSFB, JPM

CLASS	SIZE	WAL	RATINGS	L/F	BENCH	SPRD	YIELD	CPN	PRICE
A-1	298.0	0.34	P-1/A-1+/F1+	4/07	ILIB	-4	4.93378	SAME	100-00
A-2	316.0	1.05	AAA/AAA/AAA	9/08	EDSF	-4	5.158	5.10	99.99670
A-3	400.0	2.10	AAA/AAA/AAA	2/10	ISWPS	-3	5.126	5.07	99.99603
A-4	247.1	3.31	AAA/AAA/AAA	7/11	ISWPS	-1	5.137	5.08	99.99146

BARCLAYS CAPITAL WILL B&D

EXP SETTLE: 3/28

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you  the prospectus if you request it by calling toll-free 1-888-227-2275, requesting to be connected to Ext. 2663.

OTHER THAN THE LEGEND IN THE FOREGOING PARAGRAPH, ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR IN THIS COMMUNICATION ARE NOT APPLICABLE TO THE OFFERING  TO WHICH THIS COMMUNICATION RELATES  AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

This has been prepared solely for informational purposes. It is not an offer, recommendation of solicitation to buy or sell, nor is it an official confirmation of terms. It is based on information generally available to the public from sources believed to be reliable. No representation is made that it is accurate or complete or that any returns indicated will be achieved. Changes to assumptions may have a material impact on any returns detailed. Past performance is not indicative of future returns. Price and availability are subject to change without notice. Additional information is available upon request.